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                 [Letterhead of The Franklin Life Insurance Company]


                                                                    Exhibit (12)







                                    June 12, 1998



Board of Directors
The Franklin Life Insurance Company
#1 Franklin Square
Springfield, IL  62713

     RE: Reorganization of Franklin Life Variable Annuity Fund A, Franklin Life Variable Annuity Fund B, and Franklin Life Money Market Variable Annuity Fund C (together, the "Funds")

Gentlemen:

I am Associate General Counsel of The Franklin Life Insurance Company, an Illinois corporation ("Franklin"), and am authorized to practice law in the state of Illinois. I have acted as counsel for Franklin in connection with the reorganization of the Funds into a unit investment trust (the "Transaction").

As such counsel, I have reviewed copies of the applicable annuity contracts, the Form N-14 Registration Statement, the Agreement and Plan of Reorganization, and examined such other documents, made investigations of fact, and considered such questions of law as, in my judgment, have been necessary to enable me to render this opinion. Based upon the foregoing, I am of the opinion that the transaction will result in no adverse tax consequences to the contract holders of annuity contracts issued through the Funds.

My opinion is based upon existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and currently effective Treasury Regulations promulgated under the Code, applicable legislative history of the Code, and existing judicial decisions and present administrative rulings and practices, all of which are subject to change and different interpretations at any


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time.  Any change in the state of existing tax law may render inaccurate my opinion.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form N-14.

                              Respectfully submitted,

                              /s/ Elizabeth E. Arthur

                              Elizabeth E. Arthur




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